SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                 Name: VANGUARD MASSACHUSSETTS TAX-EXEMPT FUNDS

Address of Principal Business Office (Number and Street, City, State, Zip Code):

         P.O. Box 2600
         Valley Forge, Pennsylvania  19482

Telephone Number (including area code): (610) 669-1000

Name and address of agent for service of process:

         Raymond J. Klapinsky
         P.O. Box 876
         Valley Forge, Pennsylvania  19482

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes   (  )                  No   ( X )


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf on the 17th day of September 1998.


VANGUARD MASSACHUSETTS TAX-EXEMPT FUNDS

BY:      Raymond J. Klapinsky, Trustee       /s/Raymond J. Klapinsky
                                             -------------------------
         Richard F. Hyland, Trustee          /s/Richard F. Hyland
                                             -------------------------